SOUTHWEST RESEARCH INSTITUTE

6220 CULEBRA ROAD, POST OFFICE DRAWER 28510 SAN ANTONIO, TEXAS, USA 78228-0510 (210)684-5111 TELEX 244846

PETROLEUM PRODUCTS RESEARCH DEPARTMENT TEST REPORT

April 24, 1998

Mr. Bill Dillard, Jr.

Mag-Well Inc.

P.O. Box 5875

McAllen, Texas 78502

Re: Client Purchase Order: 4416

SwRl Work Order #4376

Dear Mr. Dillard:

The petroleum samples received on April 21, 1998 have been analyzed for various parameters, as requested. The samples were received in glass jars. The brown fuel sample was very clear, and the yellow fuel sample appeared to have some water contamination. Sample identification, test methods, and results are shown in the attached table.

Test aliquots were taken in accordance with the test procedure. Analyses were performed in accordance with the test procedures used with no deviations or modifications. The analyses pertain only to the samples received by Southwest Research Institute and represent only a sampling of a batch. This report shall not be reproduced except in full without the express written permission of Southwest Research Institute.

If you have any questions or need any further information, please call me at (210)522-2181. We appreciate the opportunity to be of service to your firm.

Sincerely,

/s/Mary R. Riddle

Mary R. Riddle

Senior Research Scientist

Petroleum Products Research

Automotive Products and

Emissions Research Division

SAN ANTONIO, TEXAS

HOUSTON, TEXAS * DETROIT, MICHIGAN WASHINGTON, DC

Southwest Research Institute

Petroleum Products Research Department

April 24, 1998

DATA SUMMARY REPORT

MAG-WELL, INC.

WORK ORDER 4376

PARAMETER	BROWN FUEL	YELLOW FUEL
Kinematic Viscocity at 40 degrees C
ASTM D445	2.32 cSt	2.16 cSt

IP309 Cold Filter Plugging Point, C	-20	-27
Cloud Point, ASTM D2500, C	-21	-26

Specific Gravity at 60 degrees F
ASTM D4052	0.8435	0.8431

ASTM D 93 Flash Point, F	153	145

Cetane Index
ASTM D976	46.3	44.5
ASTM D4737	45.6	44.1

ASTM D86 Distillation, F degrees
IBP	346.3	337.9
5%	387.1	380.4
10%	401.4	394.9
15%	416.7	406.3
20%	428.6	416.8
30%	449.3	437.5
40%	468.9	455.8
50%	488.2	475.8
60%	505.6	494.1
70%	523.6	513.1
80%	544.5	533.3
90%	572.5	561.5
95%	596.1	584.0
FBP	617.5	601.8
Recovery %	98.2	98.1
Residue %	1.1	1.2
Loss %	0.7	0.7

This testing was performed on April 21-23, 1998. No uncertainties have been determined for these measurements.